Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 18, 2023, with respect to the consolidated financial statements of WHC Worldwide, LLC and subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ KPMG LLP

Kansas City, Missouri

April 18, 2023